Exhibit 99.1

For Immediate Release

Breast imaging company, TechniScan, signs manufacturing agreement with Texas company

The new contracts follow a January co-development agreement with Womens3D

SALT LAKE CITY (February 24, 2011) — TechniScan (OTC BB: TSNI), a medical device company engaged in the development and commercialization of an automated 3D breast ultrasound imaging system, announced today that it has signed agreements for manufacturing and use of trademarks with Austin, Texas-based Womens3D.

These agreements follow a product development agreement signed between the two companies in January 2011 in which they agreed to jointly develop a specialized version of TechniScan’s Warm Bath Ultrasound (WBU) system specifically for Womens3D target market of women’s specific health practices such as OB/GYN and general practice offices.

Under the terms of the manufacturing agreement, TechniScan will be the exclusive manufacturer and supplier of the products(s) and Womens3D will receive a license to sell the product to its target market. The license becomes exclusive upon certain conditions being met, including payment of at least $1.5 million to TechniScan in connection with the initial design and development of the product. Womens3D has also committed to purchase at least $10 million of TechniScan’s products during the 36 months following FDA approval.

In addition to the manufacturing and trademark agreements, TechniScan receives shares of Womens3D common stock equal to 20 percent of the current capitalization of Womens3D.

“TechniScan is energized by our new partnership with Womens3D. We are looking forward to collaborating on the development and manufacturing of a WBU imaging system that addresses the unique needs of their target market. The partnership will potentially open new markets for our equipment and add an experienced medical imaging partner to our development efforts,” said Dave Robinson, chief executive officer of TechniScan.

Womens3D’s Chief Medical Officer and Research Scientist and Imaging Director at Texas A&M’s Institute for Preclinical Studies, Mark Lenox, Ph.D., conducted the technical evaluation of TechniScan’s WBU system.

About TechniScan

TechniScan, Inc. is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. TechniScan’s Warm Bath Ultrasound™ (WBU™) imaging device is limited by U.S. law to investigational use unless, and until, cleared by the FDA. For more information, please visit www.tsni.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TechniScan, Inc. (the “company”) to be materially different from those expressed or implied by such forward-looking statements. The company’s future operating results are dependent upon many factors, including risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the company’s Annual Report on Form 10-K filed on March 22, 2010. The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:
Dave Robinson
(801) 994-2965
drobinson@tsni.com